Exhibit 10.25

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered by and between DiscoverOrg Data, LLC, a Delaware limited liability company (the “Company”), on the one hand, and Peter Cameron Hyzer (“Employee”), on the other. The Company and Employee are referred to herein individually as a “Party” and, collectively, as the “Parties.”
WHEREAS, the Company would like to engage the services of Employee on a full-time basis, and Employee would like to be so engaged;
WHEREAS, the Company and Employee have agreed on terms for such services and compensation therefor; and
WHEREAS, the Company and Employee wish to enter into a formal written agreement to document such relationship in order to set forth, among other matters (a) Employee’s services and compensation therefor, (b) the nature of Employee’s employment by the Company, (c) the Company’s exclusive ownership of and right to designs, inventions, trade secrets and proprietary and confidential information relating to the Company, and (d) the resolution of all disputes, claims and any other matters in question arising out of or relating to the Parties’ employment relationship.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Employment Term. Employee’s employment hereunder shall be effective as of November 12, 2018 (the “Effective Date”) and shall continue until the two (2) year anniversary thereof, unless earlier terminated according to the terms of this Agreement; provided that, on such two (2) year anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year. The period during which Employee is employed by the Company hereunder is hereinafter referred to as the “Employment Term”. The last day of Employee’s employment with the Company is hereinafter referred to as the “Termination Date.”
2.    Title and Duties.
(a)    Employee shall be employed by the Company as Chief Financial Officer. Employee’s duties and responsibilities shall be generally consistent with the role of Chief Financial Officer, including but not limited to: supervising all aspects of the Company’s finances, accounting, taxation, and human resources; working closely with the Board of Managers of DiscoverOrg Holdings, LLC (the “Board”) and other Company executives to develop and implement strategy; preparing and making available to the Board and Company management the information and analyses necessary for the Board and the Company to make business decisions as well as making available to investors, creditors, and other stakeholders information and analyses as required by agreements with them; and, other tasks and duties that are customary to the position of Chief Financial Officer or as may be assigned to Employee from time to time. Employee shall devote substantially all of Employee’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of his or her duties with the Company. Nothing in this Agreement prevents the Company from reassigning Employee to a different position with the Company during the Employment Term.
(b)    Employee shall devote Employee’s best efforts to Employee’s performance of Employee’s duties hereunder and shall not engage in any other business or employment that would prevent Employee from fully and satisfactorily performing the services required by the Company or that would result in a conflict of interest. Employee shall perform Employee’s duties, responsibilities and functions for the Company to the best of Employee’s abilities in a diligent, trustworthy, businesslike, and efficient manner. Employee’s duties will be determined by the Company and may include activities for the benefit of the Company’s subsidiaries or affiliates. Employee shall perform his or her duties applying Employee’s fiduciary duty to the Company in accordance with laws, the provisions of this Agreement, the Company’s organizational documents, and general directives and specific instructions given to Employee by the Company from time to time. Employee will also abide by all Company policies and procedures as may be in effect from time to time, including, without limitation, those set forth in the applicable Employee Handbook.
(c)    The principal place of Employee’s employment shall be Vancouver, Washington; provided Employee may work remotely with prior approval of the Company, and Employee may be required to travel on Company business.
(d)    Employee agrees that (i) Employee’s title, position, salary, responsibilities, education, professional certifications, and background, as they relate to Employee’s employment by the Company under this Agreement, classify Employee as an “Exempt” employee and “Regular Full-Time” for purposes of all state and federal laws that relate to overtime pay and other employment law and policy matters; (ii) Employee shall receive only the compensation and benefits described herein; and (iii) Employee shall not be eligible for or receive any extra overtime or other special payment or compensation under this Agreement, including, without limitation, for hours of work performed outside of regular business hours, on holidays or otherwise.
3.    Compensation and Benefits.
(a)    Base Salary. During the Employment Term, Employee’s base salary shall be paid at a rate of $400,000 US Dollars per annum (the “Base Salary”). The Base Salary will be increased to $500,000 US Dollars per annum on January 1, 2020. The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices. The Base Salary may be adjusted from time to time to reflect amounts approved by the Company.
(b)    Annual Performance Bonus. During the Employment Term, Employee shall be eligible to receive an annual bonus, which shall be based on metrics determined by the Company to be appropriate in light of Employee’s position (“Annual Bonus”). The decision to provide an Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Company, provided Employee shall be entitled to the following bonus amounts:
(i)    On January 1, 2019, Employee will be entitled to a bonus of $43,750.
(ii)    On January 1, 2020, Employee will be entitled to a bonus of $100,000.

(iii)    After the end of 2019, Employee will be entitled to a bonus based upon the ratio between the Company’s 2019 EBITDA and its 2018 EBITDA. For each percentage point by which the foregoing ratio exceeds 100%, Employee will be entitled the following bonus amounts:

▪	1% through 15% - $7,000

▪	16% or more - $10,000

▪	25% or more - $16,000
Employee will also be entitled to a one-time bonus of an additional $65,000 if the ratio equals or exceeds 118%.
(c)    Relocation. For up to nine (9) months from the Effective Date, The Company will pay Employee with a monthly stipend of up to $1,500 for housing costs in the Vancouver, WA area and reimburse Employee for reasonable out-of-pocket travel expenses for travel between Vancouver, WA and Employee’s home in Massachusetts, subject to the Company’s travel policy. The Company will reimburse Employee for up to $40,000 in reasonable, out-of-pocket expenses incurred in relocating, including the cost of airfare for Employee and any member of Employee’s immediate family.
(d)    Other Benefits. During the Employment Term, Employee shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated employees of the Company, to the extent consistent with applicable law and the terms of applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.
(e)    Vacation. During the Employment Term, Employee shall be entitled to 25 days of paid vacation per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. Employee shall obtain advance written approval for vacation from the Company. Employee’s vacation days shall be taken at such time or times during the applicable year as may be mutually agreed upon by Employee and the Company, thereby taking into consideration the needs of the Company and the personal wishes of Employee. The Company reserves the right to grant additional vacation time or to deny any request for vacation or time-off at its sole discretion, unless the leave is for illness or other exigent circumstances or is otherwise authorized by law.
(f)    Withholding Taxes. All amounts payable to Employee as compensation hereunder, including any bonuses or other monetary incentives, shall be subject to such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(g)    Expense Reimbursement. Employee shall be reimbursed for reasonable out-of-pocket expenses incurred by Employee in the furtherance of the Company’s business, provided Employee obtains all required approvals and submits all required verification as provided by Company policy.

(h)    Equity Compensation. Employee may be granted equity compensation in DiscoverOrg Holdings, LLC as described in Employee’s offer letter dated October 2, 2018, subject to such the approval of the Board and upon such terms and conditions as may be determined by the Board.
4.    Termination of Employment.
(a)    The Employment Term and Employee’s employment hereunder may be terminated by either the Company or Employee at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days’ advance written notice of any termination of Employee’s employment. Upon termination of Employee’s employment during the Employment Term, Employee shall be entitled to the compensation and benefits described in this Section and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates, provided Employee’s rights in any equity interests in DiscoverOrg Holdings, LLC as may be approved by the Board shall be governed by the terms and conditions of the documents pursuant to which such interests are granted.
(b)    Termination by the Company for Cause; Termination by Employee without Good Reason. Employee’s employment hereunder may be terminated by the Company for Cause, or by Employee without Good Reason. If Employee’s employment is terminated by the Company for Cause, or by Employee without Good Reason, Employee shall be entitled to receive:
(i)    any accrued but unpaid Base Salary; and
(ii)    reimbursement for unreimbursed business expenses properly incurred by Employee (together with any unpaid Base Salary, the “Accrued Amounts”).
(c)    Termination by the Company Without Cause; Termination by Employee for Good Reason. The Employment Term and Employee’s employment hereunder may be terminated by Employee for Good Reason or by the Company without Cause. In the event of such termination, Employee shall be entitled to receive (a) the Accrued Amounts, and (b) the Severance Amount; provided, that Employee shall be entitled to receive the Severance Amount only if (i) Employee has complied with, and is in compliance with, Sections 5, 6, and 7 of this Agreement, and (ii) Employee executes a general release of all claims and rights that Employee may have against the Company and its related entities and their respective equityholders, members, officers, directors, managers and employees relating to Employee’s employment and/or termination, in a form substantially similar to Exhibit A hereto, and such release becomes effective and enforceable. The Severance Amount shall equal one year of the Base Salary rate as of the Termination Date plus the expected amount of Employee’s Annual Performance Bonus for the year in which Termination Date occurs, pro-rated through the Termination Date. The expected amount of the Annual Performance Bonus means the hypothetical amount that would be paid to Employee in the year in which the Termination Date occurs if (1) Employee were employed through the end of that year and (2) Employee performed during the period after the Termination Date in the same manner and with the same results as the period leading up to the Termination Date. For example, where the Annual Performance Bonus is based upon the then-current year’s EBITDA, the expected amount will be based on projected EBITDA as of the Termination Date given the most current information then available. In the event a termination under this paragraph is the result of an acquisition, directly or indirectly, by an unaffiliated party, of a majority of the outstanding equity interests or all or substantially all of the assets of the Company (an “Acquisition”) or the result of a decision by the Company or its direct or indirect owners that the Company undergo an Acquisition, the Severance Amount shall equal one year of the Base Salary rate as of the Termination Date plus the expected amount of Employee’s Annual Performance Bonus for the year in which Termination Date occurs.
(d)    “Cause” shall mean:
(i)    Employee’s willful failure to perform Employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)    Employee’s failure to comply with any valid and legal directive of the Company;
(iii)    Employee’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;
(iv)    Employee’s embezzlement, misappropriation, or fraud, whether or not related to Employee’s employment with the Company;
(v)    Employee’s conviction of or plea of guilty or no contest to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude;
(vi)    Employee’s violation of a material policy of the Company;
(vii)    Employee’s willful unauthorized disclosure of Trade Secrets or Confidential Information (as defined below);
(viii)    Employee’s material breach of any material obligation under this Agreement or any other written agreement between Employee and the Company; or
(ix)    any material failure by Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term.
Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Employee shall have twenty (20) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of twenty (20) business days, the Company may give Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Employee’s employment without notice and with immediate effect.
(e)    For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) any material breach by the Company of any material provision of this Agreement during the Employment Term without Employee’s written consent; (2) a material diminution of Employee’s duties, responsibilities, or status in a manner not consistent with Section 2(a) hereof without

Employee’s consent; (3) reduction of Employee’s Base Salary, without Employee’s consent; (4) the relocation of Employee’s principal place of business by more than 25 miles without Employee’s consent; or (5) the failure of a successor in interest to the Company (whether by merger, stock purchase, or acquisition of all or substantially all of the Company’s assets) to assume this Agreement within 15 days of such transaction. Employee cannot terminate Employee’s employment for Good Reason unless Employee has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within twenty (20) days of the initial existence of such grounds and the Company has had a least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Employee does not terminate his or her employment for Good Reason within twenty (20) days after the first occurrence of the applicable grounds, then Employee will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.
(f)    Death or Disability.
(a)    Employee’s employment hereunder shall terminate automatically upon Employee’s death during the Employment Term, and the Company may terminate Employee’s employment on account of Employee’s Disability (defined below).
(b)    If Employee’s employment is terminated during the Employment Term on account of Employee’s death or Disability, Employee (or Employee’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts plus the expected amount of Employee’s Annual Performance Bonus for the year in which such termination occurs, pro-rated through the Termination Date.
(c)    For purposes of this Agreement, “Disability” shall mean Employee’s inability, due to physical or mental incapacity, to perform the essential functions of his or her job for one hundred eighty (180) consecutive days. Any question as to the existence of Employee’s Disability as to which Employee and the Company cannot agree shall be determined by a qualified, mutually agreed upon independent physician. The determination of Disability made in writing to the Company and Employee shall be final and conclusive for all purposes of this Agreement.
(g)    Resignation of All Other Positions. Upon termination of Employee’s employment hereunder for any reason, Employee agrees to resign from all positions that Employee holds as an officer or member of a board (or a committee thereof) of the Company or any of its affiliates.
5.    Trade Secrets and Confidential Information; Confidentiality of Employment Terms.
(a)    Employee acknowledges and agrees that, as a result of Employee’s employment, Employee will have access to trade secrets and other confidential and/or proprietary information of the Company, its customers, clients and vendors (“Trade Secrets and Confidential Information”). Such Trade Secrets and Confidential Information and other such information includes, but is not limited to, any and all: (i) customers, clients and vendors, and client, customer, supplier and vendor lists; (ii) accounting and business methods; (iii) services or products and the marketing of such services and products; (iv) fees, costs and pricing structures; (v) designs; (vi) analyses; (vii) drawings, photographs and reports; (viii) computer software, including operating systems, applications and program listings; (ix) flow charts, manuals and documentation;

(x) databases and database access and manipulation methods, tools and software; (xi) inventions, devices, new developments, methods, tools and processes, whether patentable or unpatentable and whether or not reduced to practice; (xii) copyrightable works; (xiii) technology and trade secrets; (xiv) templates, forms and formatting tools; (xv) specifications; (xvi) analysis reporting and analysis methods and processes; and (xvii) all similar and related information, in whatever form. The Company acknowledges that this protection only extends to confidential information and not publicly available and generally known or available information or information not protectable from non-disclosure under the applicable law. Employee agrees that Employee shall not, either directly or indirectly, disclose or use at any time, whether during Employee’s employment with the Company or for a period of three (3) years thereafter, any Trade Secrets and Confidential Information, except to the extent that such disclosure or use is necessary for Employee to perform Employee’s duties pursuant to this Agreement or otherwise with respect to the Company’s business; provided, however that, in the event of a disclosure of any Trade Secrets and Confidential Information that Employee is requested or demanded to make under the guise of law, Employee must give the Company prompt written notice of any order, subpoena or other notice or information that relates to such a request or demand for disclosure compelled by law such that the Company will have sufficient opportunity to challenge the requested disclosure in advance of disclosure by Employee, and further provided that Employee shall (1) not disclose any more information than the minimum disclosure that is in fact required by law, and (2) cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for all such information prior to making any such disclosure.
(b)    Employee covenants and agrees that, other than acknowledging the existence of an employer-employee relationship between the Company and Employee and as otherwise required by law (subject to the terms of Section 5(a) above), Employee shall not at any time divulge, directly or indirectly, any of the terms of this Agreement to any person or entity other than Employee’s legal counsel and Certified Public Accountant.
(c)    Upon the Company’s request at any time, or upon the Company’s termination of Employee’s employment with the Company, Employee will return to the Company all originals and copies of Trade Secrets and Confidential Information. Employee’s obligations under this Agreement supplement, but do not supersede, cancel, or limit, other obligations Employee has to the Company or rights or remedies of the Company, including those under the Defend Trade Secrets Act (“DTSA”).
(d)    Employee acknowledges that the DTSA provides civil and criminal immunity for any disclosure of Trade Secrets and Confidential Information to his or her attorney, the government, or in a court filing under seal, so long as the purpose is for reporting or investigating a suspected violation of law. Employee further acknowledges that if he or she files a lawsuit for retaliation by virtue of reporting a suspected violation of the law, he or she may use Trade Secrets and Confidential Information in that anti-retaliation lawsuit.
6.    Restricted Activities.
(a)    Non-Solicitation of Customers. During the Employment Term, without limiting Employee’s obligations and duties as an employee under applicable law, and for a period of one (1) year from the date of any termination or expiration of Employee’s employment hereunder, to run consecutively, beginning on the last day of Employee’s employment with the Company, whether terminated for any reason or no reason, Employee shall not directly or indirectly: (i) solicit or divert any business or any customer (actual or potential) from the Company or assist any person, group or entity in doing so or attempting to do so; or (ii) cause or seek to cause any person, group or entity to refrain from dealing or doing business with the Company or assist any person, group or entity in doing so or attempting to do so.
(b)    Non-Solicitation of Employees. During the Employment Term, without limiting Employee’s obligations and duties as an employee under applicable law, and for a period of one (1) year from the date of any termination or expiration of Employee’s employment hereunder, to run consecutively, beginning on the last day of Employee’s employment with Employer, whether terminated for any reason or no reason, Employee shall not, directly or indirectly, for Employee’s own account or on behalf of any other person or entity, solicit, encourage, entice, or cause, or attempt to solicit, encourage, entice or cause, any employee or contractor of the Company or any Company Party (as defined below) to: (i) breach or modify any provision of such employee’s employment agreement with the Company or any Company Party; (ii) reduce or change the quality or quantity or availability of such employee’s services to the Company or any Company Party; or (iii) terminate such employee’s employment with the Company or any Company Party.
(c)    Non-Competition. Employee acknowledges and agrees that due to his or her position and responsibilities with the Company, Employee will have access to Trade Secrets and Confidential Information. Because of the Company’s protectable interest, and the good and valuable consideration offered to Employee during the Employment Term, for a period of one (1) year, beginning on the Termination Date, Employee agrees and covenants not to, directly or indirectly, engage in any “Prohibited Activity” anywhere that the Company does business. Prohibited Activity is defined as any activity Employee engages in that is the same or similar to the business of the Company, including, without limitation, the business of gathering, cataloguing, cleansing, filtering, organizing, or providing business contact information, firmographic or technographic information on business organizations, or predictive purchase intent data for use in sales, marketing, or recruiting, or any activity in which Employee contributes Employee’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business of the Company. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Trade Secrets and Confidential Information.
(d)    In the event that Employee shall breach any of the provisions of Section 6(a), Section 6(b), or Section 6(c), or in the event that any such breach is threatened by Employee, in addition to and without limiting or waiving any other of the Company’s rights under this Agreement or any remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of these Sections. Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Employee shall be estopped from asserting as a defense thereto that there is an adequate remedy at law.

(e)    Employee acknowledges and agrees that (i) the foregoing restrictions and the duration and scope thereof as set forth in Section 6(a), Section 6(b), and Section 6(c) (collectively, the “Restrictions”) are agreed with respect to all of the circumstances reasonable and necessary for the protection of the Company and its business, and the Restrictions do not preclude Employee from earning a livelihood, nor do the Restrictions unreasonably impose limitations on Employee’s ability to earn a living, (ii) the potential harm to the Company of the non-enforcement of the Restrictions outweighs any harm to Employee of the enforcement of the Restrictions by injunction or otherwise, and (iii) that none of the rights, damages or other consideration set forth in Section 6(c), or any specific enforcement or injunction rights that the Company may have under this Agreement, shall limit, restrict or affect any other rights the Company may have, or any recovery the Company may be entitled to obtain, from any party, under any theory, or with respect to any agreement or relationship, including any such rights or potential recovery the Company may have pursuant to the other provisions of this Agreement.
7.    Inventions and Patents.
(a)    Inventions Defined. “Inventions” means inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Employee may solely or jointly author, conceive, develop, or reduce to practice.
(b)    Assignment of Inventions and Works Made for Hire. Employee will promptly make a full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign to the Company, or its designee, all of Employee’s right, title and interest (including all related intellectual property rights and the right to sue and collect payment for past, present and future infringement) in all Inventions that Employee creates during the Employment Term (“the Company Inventions”). In addition, all original works of authorship that are made by Employee (solely or jointly with others) within the scope of and during the period of the Employment Term and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and, in accordance, the Company will be considered the author of these works. Employee agrees that this assignment includes the present conveyance to the Company of ownership of Inventions that are not yet in existence.
(c)    Exception to Assignments. Notwithstanding any other provision in this Section to the contrary, Employee is not obligated to assign or offer to assign to the Company any of Employee’s rights, title or interest in an Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and that was developed entirely on Employee’s own time, unless (a) the Invention relates (i) at the time of conception or reduction to practice of the Invention, to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for the Company. This notice is intended to satisfy any applicable requirements of the Revised Code of Washington Section 49.44.140.
(d)    Inventions Retained and Licensed. Employee has attached to this Agreement a list describing all Inventions that were made by Employee prior to the Employment Term, that relate to the Company’s proposed business, products, or research and development, and that are not assigned to the Company under this Agreement (collectively, “Prior Inventions”). If no list is attached or if no Prior Inventions are listed, Employee represents that there are no Prior Inventions. Furthermore, Employee represents and warrants that the inclusion of any Prior Inventions will not materially affect Employee’s ability to perform all obligations under this Agreement. If, in the course of the Employment Term, Employee incorporates into a the Company product, process or machine an Invention owned by Employee or in which Employee has an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, transferrable, worldwide license (with right to sublicense) to make, have modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform and otherwise exploit the Invention without restriction of any kind.
(e)    Third-Party Inventions. Employee will not incorporate any original work of authorship, development, concept, improvement or trade secret owned, in whole or in part, by any third party, into any Company Invention without the Company’s prior written permission.
(f)     Moral Rights. Any assignment to the Company of the Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Employee hereby waives and agrees not to enforce any and all Moral Rights, including any limitation on subsequent modification, to the extent permitted under applicable law.
(g)    Marketing of the Company Inventions. The decision whether or not to commercialize or market any Company Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit. Neither the Company nor any other entity will pay Employee a royalty as a result of the Company’s efforts to commercialize or market any Company Invention.
(h)    Maintenance of Records. Employee will keep and maintain adequate and current written records of all the Company Inventions. These records will be in the form of notes, sketches, drawings, electronic files, laboratory notebooks, and any other format that may be specified by the Company. At all times, the records will be available to the Company, and remain the sole property of the Company.
(i)    Further Assurances. Employee will assist the Company, or its designee, at the Company’s expense, in every proper way to secure and protect the Company’s rights in the Company Inventions and any related copyrights, patents, mask work rights, or other intellectual property rights in any and all countries. Employee will disclose to the Company all pertinent information and data. Employee will execute all applications, specifications, oaths, assignments, and all other instruments that the Company deems necessary in order to apply for and obtain these rights and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to the Company Inventions, and any related copyrights, patents, mask work rights or other intellectual property rights. The Company will testify in a suit or other proceeding relating to such the Company Inventions and any rights relating thereto. Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any instrument or papers will continue after the termination of this Agreement.

8.    Employee’s Representations. Employee represents, warrants, covenants, understands and agrees that: (a) the execution, delivery and performance of this Agreement by Employee do not and will not, whether immediately or with the passage of time, conflict with, breach, violate or cause a default under any lawful contract, agreement, understanding, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound; (b) Employee is free to enter into this Agreement without restriction; (c) Employee is not a party to or bound by any lawful employment agreement, non-compete agreement, non-solicitation agreement, confidentiality agreement or any other agreement or understanding with any other person or entity that would restrict or prevent Employee from fully performing Employee’s obligations pursuant to this Agreement or as otherwise required by the Company or respecting the disposition of any rights or assets that Employee has or may hereafter acquire or create in connection with Employee’s employment and the results thereof; (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms; (e) EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND EMPLOYEE HAS READ AND UNDERSTOOD IN DETAIL ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT; (f) Employee shall not use in the course of Employee’s performance under this Agreement, and shall not disclose to the Company, any legally protectable proprietary or confidential information belonging, in part or in whole, to any third party; and (g) no statement, representation, promise, or inducement has been made to Employee, in connection with the terms of this Agreement, the execution hereof or thereof, or otherwise, except as is expressly set forth in this Agreement.
9.    Indemnification. Employee shall indemnify and hold the Company and all the Company Parties harmless from and against all claims incurred or asserted against, and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ and other professionals’ fees) incurred, suffered, paid or required to be paid by the Company or any Company Party resulting, in whole or in part, from any breach of any representation, warranty, covenant or agreement made herein by Employee.
10.    Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or delivered by reputable overnight courier service and deemed delivered in the case of courier service upon confirmation of receipt of the delivery or affirmative rejection thereof. Notice may also be given by email to the Company at legal@discoverorg.com and to Employee at pchyzer@gmail.com, and shall be deemed given when sent.
11.    Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, any such provision(s) shall be severed, but only to the minimum extent necessary to comply with applicable laws and rules. Such invalidity, illegality or unenforceability shall not affect any other portion of the same provision or of any other provision of this Agreement or any action in any other jurisdiction. In addition to the foregoing, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad or unreasonable as to the period, scope or geographical area so as to be unenforceable at law, such provision or provisions shall be modified or substituted by the appropriate judicial or governing body so as to cover the maximum period, scope or geographical area permitted by applicable law.

12.    Complete Agreement. This Agreement is fully integrated and embodies the complete agreement and understanding between the Parties regarding Employee’s employment with the Company and supersedes and preempts any prior understandings, offers, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both Parties. Any subsequent change or changes in Employee’s duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
13    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto, including the drafter hereof.
14.    Construction. The headings and enumeration used in this Agreement are for ease of reference only and shall not affect the interpretation of any provision. References to the singular shall include the plural and vice-versa, except when the context requires otherwise. All uses of the word “or” herein are as a logical disjunction unless otherwise specified.
15.    Not a Partnership; Successors and Assigns. This Agreement forms an employer-employee relationship between Employee, as such, and the Company, as employer, and shall not form or be deemed to form a partnership or joint venture or any other relationship. Employee may not assign Employee’s rights or delegate Employee’s duties or obligations hereunder without the prior written consent of the Company. This Agreement and the benefit of each agreement and obligations of Employee hereunder may be freely assigned to and enforced by all successors and assigns of the Company, in its sole discretion, and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.
16.    The Company Defined. For purposes of this Agreement, the “Company Parties” collectively (and, individually, a “Company Party”) means DiscoverOrg Data, LLC, and its parent, subsidiaries, and affiliates, and each and every other entity which is in control of, controlled by or directly or indirectly under common control with the Company. Any and all such entities and individuals is an intended third-party beneficiary of this Agreement. Should Employee be employed by or transferred to a successor, or to a member, subsidiary, affiliate or other related entity, this Agreement shall continue in full force and effect as part of the terms of Employee’s employment.
17.    Choice of Law. This Agreement, and all of the rights and obligations of the parties hereto in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Washington without giving effect to principles relating to conflicts of law.
18.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the written consent of both the Company and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement. No waiver or indulgence by the Company or any Company Party of any failure by Employee to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition. No waiver by the Company or any Company Party of any right shall be construed as a waiver of any other right. No Company Party shall be required to give notice to enforce strict adherence to all terms of this Agreement.
19.    Dispute Resolution. The parties agree to solely arbitrate all grievances, disputes, claims, or causes of action arising out of this Agreement or Employee’s employment with the Company, including claims Employee may have against the Company or against its officers, directors, supervisors, managers, employees or agents, unless arbitration is otherwise prohibited by law. Claims for violation of any federal, state or local statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, and the Fair Labor Standards Act, and alleged wage and hour violations, including, but not limited to, claims for overtime, unpaid wages, and claims involving meal and rest breaks shall all be subject to this arbitration clause; provided, however, this arbitration clause does not cover claims for sexual harassment or sexual assault brought under federal, state or local law. All claims subject to arbitration shall be settled by final and binding arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association (“AAA”) in effect at the time the demand for arbitration is made. Accordingly, the parties are not permitted to pursue court action regarding claims that are subject to arbitration. Such arbitration shall be filed with the AAA and shall be heard before a single neutral arbitrator, who shall be selected as provided in AAA’s Rules and Procedures. Any arbitration filed by Employee shall be heard in Vancouver, Washington; provided, however, if arbitration in Vancouver, Washington is impractical because Employee’s employment for the Company is located more than 100 miles from Vancouver, Washington, the arbitration may be held in the County and State where Employee last resided during Employee’s employment for the Company. The Company shall be responsible for the arbitrator’s fees and expenses in excess of any reasonable filing fee with the AAA; provided, however, each party shall pay its own costs and attorneys’ fees, if any. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitrator’s remedial authority shall be no greater than that which is available under the statutory or common law theory asserted. Judgment upon any award rendered by the arbitrator may be entered in any court with appropriate jurisdiction. Neither this agreement to arbitrate nor any demand for arbitration shall waive or otherwise affect the Company’s right to obtain any provisional remedy, including, without limitation, injunctive relief for unfair competition, the use or unauthorized disclosure or misappropriation of trade secrets, the disclosure of any other confidential information or the violation of the confidentiality or other provisions of Section 6(a), Section 6(b), Section 6(c) or Section 7 of this Agreement. Employee and the Company intend and agree that class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this agreement. EMPLOYEE AND THE COMPANY UNDERSTAND AND ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, THE PARTIES ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.
20.    Cooperation with Regard to Litigation. Employee agrees to cooperate with the Company during the term of this Agreement and thereafter (including following termination of Employee’s employment for any reason or for no reason). Without limiting the foregoing, Employee shall be available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company or any of its affiliates in any such action, suit or proceeding, by providing information and meeting and consulting with its counsel and representatives. Reasonable out-of-pocket expenses incurred by Employee in compliance with this Section shall be reimbursed by the Company.
21.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any counterpart may be executed by facsimile or electronic signature and such facsimile or electronic signature shall be deemed an original.
22.    Compliance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Code Section 409A (“Section 409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:
(a)    Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 8 upon Employee’s termination of employment shall be paid or provided only at the time of a termination of Employee’s employment that constitutes a Separation from Service. For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).
(b)    Six-Month Delay Applicable to Specified Employees. If, at the time of a Separation from Service of Employee, Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 8 upon the Separation from Service of Employee shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of Employee (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 8. All such amounts that would, but for this Section 22(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c)    Health Care and Estate Planning Benefits. In the event that all or any of the health care or estate planning benefits to be provided pursuant to Sections 8 (a)(vii); 8(e)(i)(2)(c) or 8(e)(i)(2)(d) as a result of a Participant’s Separation from Service constitute Section 409A Deferred Compensation, the Company shall provide for such benefits constituting Section 409A Deferred Compensation in a manner that complies with Section 409A. To the extent necessary to comply with Section 409A, the Company shall determine the health care premium cost necessary to provide such benefits constituting Section 409A Deferred Compensation for the applicable coverage period and shall pay such premium cost which becomes due and payable during the applicable coverage period on the applicable due date for such premiums; provided, however, that if Employee is a Specified Employee, the Company shall not pay any such premium cost until the

Delayed Payment Date. If the Company’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, Employee shall pay the premium cost otherwise payable by the Company prior to the Delayed Payment Date, and on the Delayed Payment Date the Company shall reimburse Employee for such Company premium cost paid by Employee and shall pay the balance of the Company’s premium cost necessary to provide such benefit coverage for the remainder of the applicable coverage period as and when it becomes due and payable over the applicable period.
(d)    Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by Employee, if Employee is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date. Any stock-based compensation which vests and becomes payable upon a Change in Control in accordance with Section 8(e)(i)(1) shall not be subject to this Section 22(d).
(e)    Installments. Employee’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(f)    Reimbursements. To the extent that any reimbursements payable to Employee pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Employee no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(g)    Rights of the Company; Release of Liability. It is the mutual intention of Employee and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A. To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of Employee, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications. Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification; provided, however, that the Company shall in no event be obligated to pay any interest or other compensation in respect of any delay in the provision of such payments or benefits in order to comply with the requirements of Section 409A. Employee acknowledges that (i) the provisions of this Section 22 may result in a delay in the time which payments would otherwise be made pursuant to this Agreement and (ii) the Company is authorized to amend this Agreement, to void or amend any election made by Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A (including any transition or grandfather rules thereunder) without prior notice to or consent of Employee. Employee hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by Employee as a result of the application of Code Section 409A.
[Signature page follows; remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date executed below.

THE COMPANY:		EMPLOYEE:

DiscoverOrg Data, LLC
/s/ Peter Cameron Hyzer
By:	/s/ Henry L. Schuck	Peter Cameron Hyzer
Name:	Henry L. Schuck
Title:	CEO	Date:	12/21/2018
Date:	12/20/2018

Signature Page to Employment Agreement

Prior Inventions

Prior Inventions, Attached to Employment Agreement